Exhibit 4.1

HEMAGEN DIAGNOSTICS, INC.

2001

Employee Stock Option Plan

ARTICLE 1

OBJECTIVES

        Hemagen Diagnostics, Inc. has established this Stock Option Plan effective March 1, 2001. The purpose of this Plan is to encourage and enable employees, who are in a position to make significant contributions to the success of the Corporation and of its affiliated corporations upon whose judgment, initiative and efforts the Corporation depends for the successful conduct of its business, to acquire a closer identification of their interests with those of the Corporation by providing them with opportunities to purchase stock in the Corporation pursuant to options granted hereunder, thereby stimulating their efforts on behalf of the Corporation and strengthening their desire to remain involved with the Corporation.

ARTICLE 2

DEFINITIONS

        2.1         For purposes of the Plan, the following terms shall have the definition which is attributed to them, unless another definition is clearly indicated by a particular usage and context.

                 2.1.1         “Code” means the Internal Revenue Code of 1986.

                 2.1.2          “Date of Exercise” means the date on which Hemagen has received a written notice of exercise of an Option, in such form as is acceptable to the Committee, and full payment of the purchase price or a copy of irrevocable directions to a broker-dealer to deliver the Option Price to Hemagen pursuant to Section 7.2 hereof.

                 2.1.3          “Date of Grant” means the date on which the Committee makes an award of an Option.

                 2.1.4          “Eligible Employee” means any individual who performs services for Hemagen and is treated as an Employee for federal income tax purposes.

                 2.1.5         “Effective Date” means March 1, 2001.

                 2.1.6         “Fair Market Value” means the last sale or, if none, the average of the closing bid and asked prices for a Share reported on the last trading date prior to any specified date.

                 2.1.7         “Hemagen” means Hemagen Diagnostics, Inc and any subsidiary of Hemagen Diagnostics, Inc., as the term "subsidiary" is defined in Section 424(f) of the Code.

                 2.1.8          “Incentive Stock Option” shall have the same meaning as given to that term by Section 422 of the Code.

                 2.1.9          “Nonqualified Stock Option” means any Option granted under the Plan which is not considered an Incentive Stock Option.

                 2.1.10         “Option" means the right to purchase a stated number of Shares at a specified price. The option may be granted to an Eligible Employee subject to the terms of this Plan, and such other conditions and restrictions as the Committee deems appropriate. Each Option shall be designated by the Committee to be either an Incentive Stock Option or a Nonqualified Stock Option.

                 2.1.11         “Option Price" means the purchase price per Share subject to an Option and shall be fixed by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant.

                 2.1.12         “Permanent and Total Disability" shall mean any medically determinable physical or mental impairment rendering an individual unable to engage in any substantial gainful activity, which disability can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

                 2.1.13         “Plan” means this 2001 Employee Stock Option Plan as it may be amended.

                 2.1.14         “Share” means one share of the Common Stock of Hemagen.

ARTICLE 3

ADMINISTRATION

        3.1         The Plan shall be administered by the Compensation Committee of the Board of Directors of Hemagen. The Committee shall be comprised of two or more directors with a majority of whom shall be either (i) a “Non-Employee Director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Act”) or (ii) an “outside director” to the extent required by Section 162(m) of the Code (“Section 162(m)”), as such Rule and Section may be amended, superseded or interpreted hereafter.

        3.2         Except as specifically limited by the provisions of the Plan, the Committee in its discretion shall have the authority to:

                 3.2.1         Grant Options on such terms and conditions consistent with this Plan as the Committee shall determine;

                 3.2.2         Interpret the provisions of the Plan and decide all questions of fact arising in its application; and

                 3.2.3         Prescribe such rules and procedures for Plan administration as from time to time it may deem advisable.

        3.3         Any action, decision, interpretation or determination by the Committee with respect to the application or administration of this Plan shall be final and binding upon all persons, and need not be uniform with respect to its determination of recipients, amount, timing, form, terms or provisions of Options.

        3.4         No member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted hereunder, and to the extent permitted by law, all members shall be indemnified by Hemagen for any liability and expenses which may occur from any claim or cause of action.

ARTICLE 4

SHARES SUBJECT TO PLAN

        4.1         The number of Shares that may be made subject to Options granted under the Plan is 1,000,000. Except as provided in Section 4.2, upon lapse or termination of any Option for any reason without being completely exercised, the Shares which were subject to such Option may again be subject to other Options.

        4.2         The maximum number of Shares with respect to which options may be granted to any employee during each fiscal year of Hemagen is 200,000. If an Option is canceled, it continues to be counted against the maximum number of Shares for which Options may be granted to an employee. If an Option is repriced, the transaction is treated as a cancellation of the Option and a grant of a new Option.

ARTICLE 5

GRANTING OF OPTIONS

        The Committee may, prior to March 1, 2010, grant Options to Eligible Employees on such terms and conditions as the Committee may determine. More than one Option may be granted to the same Eligible Employee.

ARTICLE 6

TERMS OF OPTIONS

        6.1         Subject to specific provisions relating to Incentive Stock Options set forth in Article 9, each Option shall be for a term of up to ten years from the Date of Grant. The Committee in its sole discretion may permit particular holders of Options to exercise an Option to a greater extent than provided in such Option.

        6.2         If the grantee of an Option dies or becomes subject to a Permanent and Total Disability while employed by Hemagen, or within 90 days after termination of employment for any reason other than cause, or retires after age 55 through a plan of retirement acceptable to Hemagen, all Options granted to such person shall become fully vested and immediately exercisable as of the date of termination of employment.

        6.3         In the event of the dissolution or liquidation of Hemagen or any merger, other than a merger for the purpose of the redomestication of Hemagen not involving a change in control, consolidation, exchange or other transaction in which Hemagen is not the surviving corporation or in which the outstanding Shares of Hemagen are converted into cash, other securities or other property, each outstanding Option shall automatically become fully vested and fully exercisable immediately prior to such event. Thereafter the holder of each such Option shall, upon exercise of the Option, receive, in lieu of the stock or other securities and property receivable upon exercise of the Option prior to such transaction, the stock or other securities or property to which such holder would have been entitled upon consummation of such transaction if such holder had exercised such Option immediately prior to such transaction.

        6.4         All outstanding Options shall become fully vested and immediately exercisable in full if a change in control of Hemagen occurs. For purposes of this Agreement, a “change in control of Hemagen” shall be deemed to have occurred

                 6.4.1         if any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of Hemagen or (ii) Jerry L. Ruyan or William P. H ales or any member of either person’s family, becomes the “beneficial owner,” as defined in Rule 13d-3 under such Act, directly or indirectly, of securities of Hemagen representing 30% or more of the combined voting power of Hemagen’s then outstanding securities without securing approval of the Board of Directors;

                 6.4.2         if during any period of one year after October 1, 2000, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board or nomination for election by Hemagen’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                 6.4.3         as determined by the Committee.

        6.5         Nothing contained in this Plan or in any Option granted pursuant to it shall confer upon any employee any right to continue in the employ of Hemagen or to interfere in any way with the right of Hemagen to terminate employment at any time. So long as a holder of an Option shall continue to be an employee of Hemagen, the Option shall not be affected by any change of the employee’s duties or position.

ARTICLE 7

EXERCISE OF OPTIONS

        7.1         Any person entitled to exercise an Option in whole or in part, may do so by delivering a written notice of exercise to Hemagen, Attention Chief Financial Officer, at its principal office. The written notice shall specify the number of Shares for which an Option is being exercised and the grant date of the option being exercised and shall be accompanied by full payment of the Option Price for the Shares being purchased and any withholding taxes.

        7.2         An Option may also be exercised by delivering a written notice of exercise to Hemagen, Attention Chief Financial Officer, accompanied by irrevocable instructions to deliver shares to a broker-dealer and a copy of irrevocable instructions to the broker-dealer to deliver the Option Price and any withholding taxes to Hemagen.

ARTICLE 8

PAYMENT OF OPTION PRICE

        Payment of the Option Price may be made in cash, or, in the sole discretion of the Committee, by the tender of Shares which have been owned at least six months and which have a Fair Market Value equal to the purchase price or by any combination of cash and such Shares.

ARTICLE 9

INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS

        9.1         The Committee in its discretion may designate whether an Option is to be an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant both an Incentive Stock Option and a Nonqualified Stock Option to the same individual. However, where both an Incentive Stock Option and a Nonqualified Stock Option are awarded at one time, such Options shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event will the exercise of one such Option affect the right to exercise the other such Option.

        9.2         Any option designated by the Committee as an Incentive Stock Option will be subject to the general provisions applicable to all Options granted under the Plan plus the following specific provisions:

                 9.2.1         At the time the Incentive Stock Option is granted, if the Eligible Employee owns, directly or indirectly, stock representing more than 10% of (i) the total combined voting power of all classes of stock of Hemagen, or (ii) a corporation that owns 50% or more of the total combined voting power of all classes of stock of Hemagen, then:

                          9.2.1.1          The Option Price must equal at least 110% of the Fair Market Value on the Date of Grant; and

                          9.2.1.2          The term of the Option shall not be greater than five years from the Date of Grant.

                 9.2.2         The aggregate Fair Market Value of Shares (determined at the Date of Grant) with respect to which Incentive Stock Options are exercisable by an Eligible Employee for the first time during any calendar year under this Plan or any other plan maintained by Hemagen shall not exceed $100,000.

        9.3         If any Option is not granted, exercised, or held pursuant to the provisions noted immediately above, it will be considered to be a Nonqualified Stock Option to the extent that the grant is in conflict with these restrictions.

ARTICLE 10

TRANSFERABILITY OF OPTION

        During the lifetime of an Eligible Employee to whom an Option has been granted, such Option is not transferable voluntarily or by operation of law and may be exercised only by such individual. Upon the death of an Eligible Employee to whom an Option has been granted, the Option may be transferred to the beneficiaries or heirs of the holder of the Option by will or by the laws of descent and distribution.

        Notwithstanding the above, the Committee may, with respect to particular Nonqualified Options, establish or modify the terms of the Option to allow the Option to be transferred at the request of the grantee of the Option to trusts established by the grantee or as to which the grantee is a grantor or to family members of the grantee or otherwise for personal and tax planning purposes of the grantee. If the Committee allows such transfer, such Options shall not be exercisable for a period of six months following the action of the Committee.

ARTICLE 11

TERMINATION OF OPTIONS

      11.1         An Option will terminate as follows:

                 11.1.1          Upon exercise or expiration by its terms.

                 11.1.2          Options shall terminate immediately upon termination of employment except as set forth below.

                 11.1.3          If the grantee of an Option violates any terms of any written employment, confidentiality or noncompetition agreement between Hemagen and that person, all existing Options granted to such person will terminate. In addition, if at the time of such violation such person has exercised Options but has not received certificates for the Shares to be issued, Hemagen may void the Option and its exercise. Any such actions by Hemagen shall be in addition to any other rights or remedies available to Hemagen in such circumstances.

                 11.1.4          If the grantee of an Option dies or becomes subject to a Permanent and Total Disability while employed by Hemagen, or within 90 days after termination of employment for any reason other than cause, such Option may be exercised at any time within one year after the date of termination of employment. Options may be exercised by that person's estate or guardian or by those persons to whom the Option may have been transferred pursuant to Section 10.

                 11.1.5          If the grantee of a Nonqualified Option retires after age 55 through a plan of retirement acceptable to Hemagen, such Option may be exercised at any time within two years after the date of termination of employment.

        11.2         The Committee, in its discretion, may as to any particular outstanding Nonqualified Stock Option or upon the grant of any Nonqualified Stock Option, establish terms and conditions which are different from those otherwise contained in this Article 11, by, without limitation, providing that upon termination of employment for any designated reason, vesting may occur in whole or in part at such time and that such Option may be exercised for any period during the remaining term of the Option, not to exceed ten years from the Date of Grant.

        11.3         Except as provided in Article 12 hereof, in no event will the continuation of the term of an Option beyond the date of termination of employment allow the grantee, or his beneficiaries, heirs or assigns, to accrue additional rights under the Plan, or to purchase more Shares through the exercise of an Option than could have been purchased on the day that employment was terminated. In addition, notwithstanding anything contained herein, no option may be exercised in any event after the expiration of ten years from the date of grant of such option.

ARTICLE 12

ADJUSTMENTS TO SHARES AND OPTION PRICE

        12.1         In the event of changes in the outstanding Common Stock of Hemagen as a result of stock dividends, stock splits, reclassifications, reorganizations, redesignations, mergers, consolidations, recapitalizations, combinations or exchanges of Shares, or other such changes, the number and class of Shares for all purposes covered by the Plan and number and class of Shares and price per Share for each outstanding Option covered by the Plan shall be appropriately adjusted by the Committee.

        12.2         The Committee shall make appropriate adjustments in the Option Price to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

ARTICLE 13

OPTION AGREEMENTS

        13.1         All Options granted under the Plan shall be evidenced by a written agreement in such form or forms as the Committee in its sole discretion may determine.

        13.2         Each optionee, by acceptance of an Option under this Plan, shall be deemed to have consented to be bound, on the optionee’s own behalf and on behalf of the optionee’s heirs, assigns and legal representatives, by all terms and conditions of this Plan.

ARTICLE 14

AMENDMENT OR TERMINATION OF PLAN

        14.1         The Board of Directors of Hemagen may at any time amend, suspend, or terminate the Plan; provided, however, that no amendments by the Board of Directors of Hemagen shall, without further approval of the shareholders of Hemagen:

                 14.1.1         Change the definition of Eligible Employees;

                 14.1.2          Except as provided in Articles 4 and 12 hereof, increase the number of Shares which may be subject to Options granted under the Plan; or increase the maximum number of Shares with respect to which Options may be granted to any eligible Employee of Hemagen during any fiscal year;

                 14.1.3          Cause the Plan or any Option granted under the Plan to fail to meet the conditions for exclusion of application of the $1 million deduction limitation imposed by Section 162(m) of the Code; or

                 14.1.4          Cause any Option granted as an Incentive Stock Option to fail to qualify as an "Incentive Stock Option" as defined by Section 422 of the Code.

        14.2         No amendment or termination of the Plan shall impair any Option granted under the Plan without the consent of the holder thereof.

        14.3         This Plan shall continue in effect until the expiration of all Options granted under the Plan unless terminated earlier in accordance with this Article 14; provided, however, that it shall otherwise terminate and no options shall be granted ten years after the Effective Date.

ARTICLE 15

EFFECTIVE DATE

        This Plan shall become effective as of March 1, 2001.

ARTICLE 16

MISCELLANEOUS

        16.1         Nothing contained in this Plan or in any action taken by the Board of Directors or shareholders of Hemagen shall constitute the granting of an Option. An Option shall be granted only at such time as a written Option shall have been executed and delivered to the respective employee and the employee shall have executed an agreement respecting the Option in conformance with the provisions of the Plan.

        16.2         Certificates for Shares purchased through exercise of Options will be issued in regular course after exercise of the Option and payment therefor as called for by the terms of the Option but in no event shall Hemagen be obligated to issue certificates more often than once each quarter of each fiscal year. No persons holding an Option or entitled to exercise an Option granted under this Plan shall have any rights or privileges of a shareholder of Hemagen with respect to any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered. No Shares shall be issued and delivered upon exercise of an Option unless and until Hemagen, in the opinion of its counsel, has complied with all applicable registration requirements of the Securities Act of 1933 and any applicable state securities laws and with any applicable listing requirements of any national securities exchange on which Hemagen securities may then be listed as well as any other requirements of law.